CALL CENTER AND
COMPLIANCE SERVICES AGREEMENT

THIS AGREEMENT is made and entered into as of the 22nd day of January, 2007, by and among Fairholme Funds, Inc., a Maryland corporation (the “Corporation”) and FCM Services, Inc., a Delaware corporation (“FCMS”) and Fairholme Capital Management, L.L.C., a Delaware limited liability company (the “Adviser”), which is a party hereto with respect to Section 3 only.

WHEREAS, the Corporation is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of common stock in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Adviser is the investment adviser to the Corporation pursuant to an investment advisory agreement with the Corporation, and, pursuant to an operating services agreement with the Corporation, provides or arranges for other companies to provide certain services to the Corporation (including the services set forth in this Agreement) and pays such companies for the provision of the services;

WHEREAS, FCMS is, in the business of providing outsourced support services to various parties, including, but not limited to, investment advisers, partnerships, hedge funds, and mutual funds (“Parties”), and whereas as part of these services, FCMS is in the business: (i) of maintaining call centers to respond to information and transaction requests from clients, partners, members, and shareholders of such Parties and (ii) of providing compliance services for the benefit of such Parties;

WHEREAS, the Corporation and the Adviser each desire to retain FCMS to provide the call center and compliance services set forth herein to each series of the Corporation listed on Schedule A hereto (as amended from time to time) (each a “Fund” and collectively, the “Funds”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.                 Appointment of FCMS

The Corporation hereby appoints FCMS to provide the services set forth in Section 2 below in accordance with the terms and conditions set forth in this Agreement, and FCMS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.  The services and duties of FCMS shall be confined to those services and duties expressly set forth herein, and no implied duties are assumed by or may be asserted against FCMS hereunder.  The parties agree that nothing herein shall require FCMS to register with the Securities and Exchange Commission or any state regulator in order to perform the services and duties set forth herein.

2.                 Services and Duties of FCMS

FCMS shall provide the following services to each Fund.

(a)	FCMS shall receive telephone orders for the purchase, exchange, and/or redemption of shares of the Fund.

(b)
Using (i) the TA2000 System of USBFS, (ii) the AWD Imaging System of USBFS, (iii) the COLD Statement Retrieval System, and (iv) any other agreed upon system (collectively, the systems provided pursuant to (i), (ii), (iii) and (iv) are referred to as, “USBFS Systems”), FCMS shall review shareholder records and communicate orders for the purchase, exchange, and/or redemption of shares of the Fund to the Fund’s transfer agent for the transfer agent to process prior to updating the mastersecurityholder file for the shares.

(c)
FCMS shall (i) make available its personnel maintaining a securities license with the Fund’s distributor to answer inquiries from prospective investors and existing shareholders and (ii) ensure that such personnel address any inquiry from a prospective investor or existing shareholder of the type requiring personnel with a securities license to manage or address.

(d)	In response to telephone or e-mail inquiries it receives, FCMS shall mail shareholder reports, prospectuses and other Fund information to prospective investors and current shareholders of the Fund.

(e)	FCMS shall answer correspondence that it receives by e-mail from shareholders, securities brokers and others relating to its duties hereunder.

(f)
Subject to the approval of the Corporation’s board of directors (the “Board”) and the requirements of Rule 38a-1 under the 1940, including the requirements applicable to engaging, terminating and compensating a mutual fund’s chief compliance officer, FCMS shall make available to act as the Corporation’s chief compliance officer (“CCO”) a qualified person who is competent and knowledgeable regarding the federal securities laws.  With respect to the Corporation, the CCO shall:

(i)	Report directly to the Board;

(ii)
Review and administer the Corporation’s compliance program policies and procedures, including those policies and procedures that provide for oversight of compliance by the Adviser and the Corporation’s administrator (as that term is defined in Rule 0-1 of the 1940 Act), distributor, transfer agent, custodian and other service providers (collectively, “Service Providers”), that relate to the Corporation;

(iii)	Conduct periodic reviews of the Corporation’s compliance program to incorporate any new or changed regulations, best practice recommendations or other guidelines that may be appropriate;

(iv)	Review no less frequently than annually, the adequacy of the policies and procedures of the Corporation and the Service Providers and the effectiveness of their implementation;

(v)	Apprise the Board of significant compliance events at the Corporation or the Service Providers;

(vi)	Design testing methods for the Corporation’s compliance program policies and procedures;

(vii)
Perform and document periodic testing of certain key control procedures (as appropriate to the circumstances), including reviewing reports, investigating exceptions, and making inquiries of Corporation management and Service Providers;

(viii)	Conduct periodic site visits to Service Providers, as necessary;

(ix)	Provide training and deliver updates to the Corporation or the Service Providers, as necessary;

(x)
Prepare a written annual report for the Board that, at a minimum, addresses: (A) the operation of the Corporation’s and the Service Providers’ policies and procedures since the last report to the Board; (B) any material changes to such policies and procedures since the last report; (C) any recommendations for material changes to the policies and procedures as a result of the periodic or annual reviews referred to in Sections 2(f)(iii) and (iv) above; and (D) any “material compliance matters” (as defined in Rule 38a-1) since the date of the last report; and

(xi)	No less than annually or at such time as requested by the Board, meet separately with the Corporation’s independent directors.

(g)	With respect to the Corporation, FCMS shall:

(i)	Provide compliance support for intermediary agreements that pertain to the Corporation, such as shareholder service and similar service agreements; and

(ii)	Assist the Corporation with compliance matters, as requested.

3.                  Compensation

The Adviser on behalf of the Corporation shall compensate FCMS for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Schedule B hereto (as amended from time to time).  In addition, the Adviser on behalf of the Corporation shall reimburse FCMS for such out-of-pocket expenses, including but not limited to, telecommunication charges, postage and delivery charges, and reproduction charges as are reasonably incurred by FCMS in performing its duties hereunder.  FCMS shall not invoice the Corporation for that portion of any FCMS employee’s compensation (or related overhead) attributed to marketing and distribution services.

4.                  Representations and Warranties

(a)	The Corporation hereby represents and warrants to FCMS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii)
This Agreement has been duly authorized, executed and delivered by the Corporation in accordance with all requisite action and constitutes a valid and legally binding obligation of the Corporation, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iii)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(iv)
A registration statement under the 1940 Act and the Securities Act of 1933, as amended, will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Corporation to make a continuous public offering of its shares.

(b)	FCMS hereby represents and warrants to the Corporation, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii)
This Agreement has been duly authorized, executed and delivered by FCMS in accordance with all requisite action and constitutes a valid and legally binding obligation of FCMS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iii)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(iv)	To the extent it has access to the Fund’s portfolio holdings prior to their public dissemination, FCMS will comply with the Fund’s portfolio holdings disclosure policy; and

(v)
It will maintain a disaster recovery and business continuity plan and adequate and reliable computer and other telecommunications equipment as are necessary and appropriate for FCMS to carry out its obligations under this Agreement and, upon the Corporation’s reasonable request, will provide supplemental information concerning the aspects of FCMS’ disaster recovery and business continuity plan that are relevant to the services provided by FCMS hereunder.

5.                  Standard of Care; Indemnification; Limitation of Liability

(a)
FCMS shall exercise reasonable care in the performance of its duties under this Agreement.  FCMS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Corporation in connection with FCMS’ services or duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond FCMS’ control, except a loss arising out of or relating to FCMS’ refusal or failure to comply with the terms of this Agreement or from FCMS’ bad faith, negligence, or willful misconduct in the performance of its services or duties under this Agreement.  Notwithstanding the previous sentence, FCMS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Corporation in connection with the services provided pursuant to Section 2(f) of this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond FCMS’ control, except a loss arising out of or relating to FCMS’ refusal or failure to comply with the terms of this Agreement or from FCMS’ bad faith, gross negligence, or willful misconduct in the performance of such  services.

(b)
The Corporation shall indemnify and hold harmless FCMS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that FCMS may sustain or incur or that may be asserted against FCMS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder in accordance with the foregoing standards, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to FCMS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence (or, with respect to Section 2(f), gross negligence) or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of the Corporation, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “FCMS” shall include FCMS’ directors, officers and employees.

(c)
FCMS shall indemnify and hold the Corporation harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Corporation may sustain or incur or that may be asserted against the Corporation by any person arising out of any action taken or omitted to be taken by FCMS as a result of FCMS’ refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence (or, with respect to Section 2(f), gross negligence), or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of FCMS, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “Corporation” shall include the Corporation’s directors, officers and employees.

(d)	NEITHER PARTY TO THIS AGREEMENT SHALL BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES UNDER ANY PROVISION OF THIS AGREEMENT.

(e)
In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, FCMS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.  FCMS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of FCMS.  FCMS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.  Representatives of the Corporation shall be entitled to inspect FCMS’ premises and operating capabilities at any time during regular business hours of FCMS, upon reasonable notice to FCMS.  Moreover, FCMS shall provide the Corporation, at such times as the Corporation may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of FCMS relating to the services provided by FCMS under this Agreement.

(f)	Notwithstanding the above, FCMS reserves the right to reprocess and correct administrative errors at its own expense.

(g)
In order that the indemnification provisions contained in this Section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification.  The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this Section.  The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

(h)	The indemnity and defense provisions set forth in this Section 5 shall indefinitely survive the termination and/or assignment of this Agreement.

6.                Data Necessary to Perform Services

   The Corporation or its agent shall furnish to FCMS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

7.                Proprietary and Confidential Information

(a)
FCMS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Corporation, all records and other information relative to the Corporation and prior, present, or potential shareholders of the Corporation (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its services and duties hereunder, except (i) after prior notification to and approval in writing by the Corporation, (ii) when requested to divulge such information by duly constituted authorities with jurisdiction over FCMS or the Corporation; provided that the Corporation receives notice from FCMS of its obligation to divulge such information if it is permitted to do so by such authority, or (iii) when so requested by the Corporation.  Records and other information which have become known to the public through no wrongful act of FCMS or any of its employees, agents or representatives and information that was already in the possession of FCMS prior to receipt thereof from the Corporation or its agent shall not be subject to this paragraph.

(b)
FCMS will adhere to the privacy policies adopted by the Corporation pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, FCMS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Corporation and its shareholders.

8.             Records

FCMS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Corporation, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder.  FCMS agrees that all such records prepared or maintained by FCMS relating to the services to be performed by it hereunder are the property of the Corporation and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Corporation or its designee on and in accordance with its request.  FCMS shall provide the Corporation and Adviser reasonable access to all records prepared or maintained by FCMS relating to the services to be performed hereunder.

9.             Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of two (2) years.  Subsequent to the end of the initial two-year term, this Agreement may be terminated by either party upon giving 90 days’ prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by FCMS and the Corporation and authorized or approved by the Board of Directors.  Notwithstanding the foregoing, the agreement may be modified without approval by FCMS to correct or clarify any ambiguities so long as such corrections or clarifications do not materially affect any of the rights of the Company under this agreement, and the Company shall be notified promptly of any such changes.

10.           Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of FCMS’ duties or responsibilities hereunder is designated by the Corporation by written notice to FCMS, FCMS will promptly, upon such termination and at the expense of the Corporation, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by FCMS under this Agreement in a form reasonably acceptable to the Corporation (if such form differs from the form in which FCMS has maintained the same, the Corporation shall pay any expenses associated with transferring the data to such form), and further the Corporation agrees to be responsible for all expenses incurred by FCMS on behalf of the Corporation through the date of transfer of all records to any other service provider, including, but not limited to, operating and capital expenses incurred in furtherance of the business of the Corporation and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from FCMS’ personnel in the establishment of books, records, and other data by such successor.  If no such successor is designated, then such books, records and other data shall be returned to the Corporation.

11.           Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Corporation without the written consent of FCMS, or by FCMS without the written consent of the Corporation, accompanied by the authorization or approval of the Corporation’s Board of  Directors.

12.           Governing Law

This Agreement shall be construed in accordance with the laws of the State of New Jersey, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of New Jersey, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

13.           No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

14.           Services Not Exclusive

Nothing in this Agreement shall limit or restrict FCMS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

15.           Invalidity

Any provision of this Agreement that may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

16.           Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

(a)	Notice to FCMS shall be sent to:

FCM Services, Inc.
83 General Warren Boulevard
Suite 190
Malvern, PA  19355
Phone: (610) 232-0440
Fax:     (610) 232-0439
notice@fcmservices.net

(b)	Notice (via mail, e-mail & fax) to the Corporation shall be sent to:

Fairholme Funds, Inc.
1001 Brickell Bay Drive
Suite 3112
Miami, FL 33131
Phone: (305) 358-3000
Fax:     (305) 358-8002
notice@fairholmefunds.com

(c)	Notice (via mail, e-mail & fax) to the Adviser shall be sent to:

Fairholme Capital Management, LLC
1001 Brickell Bay Drive
Suite 3112
Miami, FL  33131
Phone: (305) 358-3000
Fax:     (305) 358-8002
notice@fairholme.net

17.           Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

18.           Entire Agreement

This Agreement, together with any schedules expressly referenced herein, sets forth the sole and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, whether written or oral, between the parties.

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WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

FAIRHOLME FUNDS, INC.	FCM SERVICES, INC.

By: /s/Keith D. Trauner	By: /s/Larry Pitkowsky

Name: Keith D. Trauner	Name: Larry Pitkowsky

Title: Secretary/Treasurer	Title: President

FAIRHOLME CAPITAL MANAGEMENT, L.L.C. (with respect to Section 3 only)

By: /s/Bruce Berkowitz

Name: Bruce Berkowitz

Title: Managing Member

Schedule A

List of Funds

The Fairholme Fund